Exhibit 99.1

Marathon Oil Corporation Announces Key Officer Promotions

HOUSTON, Feb. 29, 2024 /PRNewswire/ -- Marathon Oil Corporation (NYSE: MRO) announced today that Rob L. White has been promoted to Executive Vice President and Chief Financial Officer, effective May 1, 2024, and that Zach Dailey, Vice President, Internal Audit, will succeed Mr. White as Vice President, Controller and Chief Accounting Officer, effective May 1, 2024.

Mr. White will replace Dane Whitehead, who informed the Company of his intention to retire from Marathon Oil effective July 1, 2024, following more than 7 years of service. Mr. Whitehead will continue serving as Executive Vice President and Chief Financial Officer until May 1, 2024, at which time he will serve as Advisor to the CEO to allow for the transition of his responsibilities prior to retirement in July 2024.

"On behalf of Marathon Oil, I would like to thank Dane for his outstanding leadership and service to the Company over the past seven years in his role as Chief Financial Officer. Marathon Oil has established a truly differentiated track record of sustainable free cash flow generation and return of capital to our shareholders, and Dane’s contributions to our collective success have been invaluable. To continue this legacy of excellence, we are pleased to call upon our deep bench of high-caliber talent. Both Rob and Zach have proven their capabilities with strong performance in several leadership roles across our organization and are well positioned to build upon this strong foundation, " said Chairman, President and CEO Lee Tillman.

Mr. White joined Marathon Oil in 1991 and has more than 30 years of experience in oil & gas accounting and finance. He has served as Vice President, Controller and Chief Accounting Officer since March 1, 2022. Prior to that, he served as Vice President of Internal Audit for the Company from May 2020 to March 2022, Director of Operations Planning from January 2018 to May 2020, and Director of Central Evaluation & Financial Planning from January 2014 to December 2017. Since joining the Company in 1991, Mr. White also served in various other leadership positions of increasing responsibility in corporate planning and domestic and international accounting. He holds a Bachelor of Science degree in Accounting from Eastern Illinois University and is a licensed Certified Public Accountant.

Mr. Dailey joined Marathon Oil in 2015 and has more than 17 years of experience in the oil & gas industry. He has served as Vice President, Internal Audit for the Company since March 2022. Prior to that, he served as Growth Director – Business Development from March 2021 to March 2022, Director of Operations Planning from May 2020 to March 2021, Regional Vice President – Bakken from September 2018 to May 2020, Advisor to the President and CEO from July to September 2018 and Vice President of Investor Relations from April 2017 to July 2018. Prior to joining Marathon Oil, Mr. Dailey served in various finance roles at Linn Energy, Berry Petroleum Company and Morgan Keegan & Company. He holds a Bachelor of Arts degree in Political Science from Vanderbilt University and an Executive MBA from the University of Denver.

About Marathon Oil

Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; STACK and SCOOP in Oklahoma; and Permian in New Mexico and Texas, complemented by a world-class integrated gas business in Equatorial Guinea.

Exhibit 99.1
Marathon Oil’s Framework for Success is founded in a strong balance sheet, ESG excellence and the competitive advantages of a multi-basin portfolio. For more information, please visit www.marathonoil.com.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
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SOURCE Marathon Oil Corporation